Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 8, 2013, Acorda acquired certain assets from NeurogesX, Inc. including two neuropathic pain management assets.  Qutenza is approved by the FDA for the management of neuropathic pain associated with postherpetic neuralgia.  The Company also acquired NP-1998, a Phase 3 ready prescription strength capsaicin topical solution, being assessed for the treatment of neuropathic pain.  NP-1998 was previously referred to as NGX-1998.  Astellas Pharma Europe Ltd. (“Astellas”) has exclusive commercialization rights for Qutenza in the European Economic Area including the 27 countries of the European Union, Iceland, Norway, and Liechtenstein as well as Switzerland, certain countries in Eastern Europe, the Middle East and Africa.  Astellas also has an option to develop NP-1998 in those same territories.  Astellas is currently conducting clinical trials of Qutenza including a Phase 3 trial to assess its use in the treatment of pain associated with painful diabetic neuropathy ("PDN").  Under the terms of the agreement, Acorda will have rights to review data from that trial, and the companies may also collaborate and /or share costs of future clinical trials.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2013 gives effect to the acquisition and related transactions as if they had been completed on June 30, 2013. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 give effect to the acquisition and related transactions as if they had occurred on January 1, 2012.

The Unaudited Pro Forma Condensed Combined Financial Statements, referred to as the “Unaudited Pro Forma Financial Statements,” were derived from and should be read in conjunction with:

•
the Consolidated Financial Statements of Acorda Therapeutics as of and for the year ended December 31, 2012 and the related notes included in Acorda’s Annual Report on Form 10-K for the year ended December 31, 2012;

•
the Consolidated Financial Statements of Acorda Therapeutics as of and for the six months ended June 30, 2013 and the related notes included in Acorda’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2013; and

•
the Consolidated Financial Statements of NeurogesX as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and the related notes for the year ended December 31, 2012 included as Exhibit 99.1 to this current report on Form 8-K/A.

•	Unaudited Condensed Consolidated Financial Statements of NeurogesX as of June 30, 2013 and December 31, 2012 and for the six-month periods ended June 30, 2013 and 2012.

Acorda has been treated as the acquirer for accounting purposes. The allocation of the purchase price was based upon the estimated fair value of the assets acquired.

The Unaudited Pro Forma Financial Statements have been prepared in a manner consistent with Acorda’s accounting policies. The unaudited pro forma adjustments were based on certain assumptions and estimates that Acorda believes are reasonable. Pro forma adjustments have been included only to the extent adjustments are directly attributable to the transaction, and appropriate information is known, factually supportable and reasonably available to Acorda. There were no transactions between Acorda and NeurogesX during the periods presented in the Unaudited Pro Forma Financial Statements that needed to be eliminated. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented in accordance with Article 11 of Regulation S-X.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting under generally accepted accounting principles in the U.S. (“U.S. GAAP”). Under the acquisition method of accounting, the total consideration transferred to consummate the acquisition is allocated to the identifiable tangible and intangible assets acquired based on their respective fair values as of the closing date of the acquisition. The acquisition method of accounting requires extensive use of estimates and judgments to allocate the consideration transferred to the identifiable tangible and intangible assets, if any, acquired. Acorda management's judgments used to determine the estimated fair value assigned to each class of assets acquired, as well as asset lives, can materially impact Acorda's results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired based upon valuation procedures performed to date. This allocation is subject to change pending a final analysis of the total purchase price paid, and the estimated fair value of the assets acquired. The differences between the initial and final allocation of purchase price could be material. Acorda will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

The Unaudited Pro Forma Financial Statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the Unaudited Pro Forma Financial Statements do not purport to project the future financial position or operating results of the combined company. Accordingly, the Unaudited Pro Forma Financial Statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the acquisition or the potential costs to integrate the operations of Acorda and NeurogesX or the costs necessary to achieve these cost savings and other synergies. The effects of the foregoing items may materially impact the Unaudited Pro Forma Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2013

(in thousands)	Acorda	NeurogesX	Eliminated Assets and Liabilities Not Acquired	Pro Forma Adjustments (See Note 5)		Pro Forma Combined

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,702	$514	$(514)	$(7,499)	a	$35,203
Restricted cash	41	-	-	-		41
Short-term investments	260,627	-	-	-		260,627
Accounts receivable, net	27,055	412	(412)	-		27,055
Receivable from collaborative partner	-	332	(332)	-		-
Prepaid expenses	7,096	726	(726)	-		7,096
Finished goods inventory held by the Company	30,996	67	-	23	b	31,086
Finished goods inventory held by others	694	-	-	-		694
Deferred tax asset	32,935	-	-	-		32,935
Other current assets	10,759	-	-	-		10,759
Total current assets	412,905	2,051	(1,984)	(7,476)		405,496
Long-term investments	29,050	-	-	-		29,050
Property and equipment, net	17,740	110	-	63	c	17,913
Goodwill	-	-	-	-	d	-
Deferred tax asset	101,453	-	-	-		101,453
Intangible assets, net	9,875	-	-	7,441	e	17,316
Non-current portion of deferred cost of license revenue	4,491	-	-	-		4,491
Other assets	392	-	-	-		392
Total assets	$575,906	$2,161	$(1,984)	$28		$576,111

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$21,189	$2,742	$(2,742)	$-		$21,189
Accrued expenses and other current liabilities	34,211	631	(631)	(27)	f	34,194
				10	g

Deferred product revenue - Zanaflex	30,085	-	-	-		30,085
Deferred product revenue, net	-	706	(706)	-		-
Long-term obligations - current portion	-	410	(410)	-		-
Current portion of deferred license revenue	9,057	7,242	(7,242)	-		9,057
Current portion of revenue interest liability	1,174	67,317	(67,317)	-		1,174
Current portion of convertible notes payable	1,144	-	-	-		1,144
Total current liabilities	96,860	79,048	(79,048)	(17)		96,843
Put/call liability	64,156	-	-	-		64,156
Non-current portion of revenue interest liability	753	-	-	-		753
Non-current portion of convertible notes payable	3,165	-	-	-		3,165
Deferred collaborative revenue	-	14,265	(14,265)	-		-
Other non-current liabilities	6,174	487	(487)	205	h	6,379
Total liabilities	171,108	93,800	(93,800)	188		171,296
Stockholders' equity:
Common Stock	40	33	(33)	-		40
Treasury stock	(329)	-	-	-		(329)
Paid-in capital	656,784	243,086	(243,086)	-		656,784
Accumulated deficit	(251,751)	(334,758)	334,935	17	g	(251,734)
				(177)	i
Accumulated other comprehensive income	54	-	-	-		54
Total stockholders' equity	404,798	(91,639)	91,816	(160)		404, 815
Total liabilities and stockholders' equity	$575,906	$2,161	$(1,984)	$28		$576,111

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands, except per share data)	Acorda	NeurogesX	Pro Forma Adjustments (See Note 5)		Pro Forma Combined
Revenues:
Net product revenues	$282,381	$2,563	$-		$284,944
Collaborative revenue	-	8,830	(8,830)	j	-
License revenues	9,057	-	-		9,057
Royalty revenues	14,376	-	-		14,376
Total net revenues	305,814	11,393	(8,830)		308,377
Costs and expenses:
Cost of sales	57,007	959	154	k	58,210
			90	l
Cost of milestone and license revenue	634	-	-		634
Research and development	53,881	7,097	-		60,978
Selling, general and administrative	168,690	15,824	-		184,514

Total operating expenses	280,212	23,880	244		304,336
Operating income (loss)	25,602	(12,487)	(9,074)		4,041
Other expense (net):
Interest and amortization of debt discount expense	(1,880)	(11,617)	-		(13,497)
Interest income	552	37	-		589
Other income (expense)	(6)	(113)	-		(119)
Total other expense (net)	(1,334)	(11,693)	-		(13,027)
Income (loss) before income taxes	24,268	(24,180)	(9,074)		(8,986)
Benefit from (provision for) income taxes	130,690	-	3,493	n	143,492
			9,309	o
Net income (loss)	$154,958	$(24,180)	$3,728		$134,506

Earnings per share:
Basic	$3.93				$3.41
Diluted	$3.84				$3.33

Weighted average common shares outstanding:
Basic	39,459				39,459
Diluted	40,332				40,332

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2013

(in thousands, except per share data)	Acorda	NeurogesX	Pro Forma Adjustments (See Note 5)		Pro Forma Combined
Revenues:
Net product revenues	$144,209	$647	$-		$144,856
Collaborative revenue	-	4,638	(4,638)	j	-
License revenues	4,529	-	-		4,529
Royalty revenues	10,180	-	-		10,180
Total net revenues	158,918	5,285	(4,638)		159,565
Costs and expenses:			-
Cost of sales	30,418	127	76	k	30,621
Cost of milestone and license revenue	317	-	-		317
Research and development	25,736	1,058	-		26,794
Selling, general and administrative	96,202	3,525	(1,737)	m	97,990
Total operating expenses	152,673	4,710	(1,661)		155,722
Operating income	6,245	575	(2,977)		3,843
Other expense (net):
Interest and amortization of debt discount expense	(1,340)	(5,061)	-		(6,401)
Interest income	339	3	-		342
Other income (expense)	-	(23)	-		(23)
Total other expense (net)	(1,001)	(5,081)	-		(6,082)
Income (loss) before income taxes	5,244	(4,506)	(2,977)		(2,239)
Benefit from (provision for) income taxes	(2,472)	-	1,146	n	409
			1,735	o
Net income (loss)	$2,772	$(4,506)	$(96)		$(1,830)

Earnings per share:
Basic	$0.07				$(0.05)
Diluted	$0.07				$(0.05)

Weighted average common shares outstanding:
Basic	39,896				39,896
Diluted	41,311				39,896

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND JUNE 30, 2013

NOTE 1. Description of Transaction

On July 8, 2013, Acorda acquired certain assets from NeurogesX, Inc. including two neuropathic pain management assets.  Qutenza is approved by the FDA for the management of neuropathic pain associated with postherpetic neuralgia.  The Company also acquired NP-1998, a Phase 3 ready prescription strength capsaicin topical solution, being assessed for the treatment of neuropathic pain.  NP-1998 was previously referred to as NGX-1998.  Astellas Pharma Europe Ltd. (“Astellas”) has exclusive commercialization rights for Qutenza in the European Economic Area including the 27 countries of the European Union, Iceland, Norway, and Liechtenstein as well as Switzerland, certain countries in Eastern Europe, the Middle East and Africa.  Astellas also has an option to develop NP-1998 in those same territories.  Astellas is currently conducting clinical trials of Qutenza including a Phase 3 trial to assess its use in the treatment of pain associated with painful diabetic neuropathy ("PDN").  Under the terms of the agreement, Acorda will have rights to review data from that trial, and the companies may also collaborate and /or share costs of future clinical trials.

In consideration for the acquisition of assets pursuant to the Asset Purchase Agreement (“APA”), Acorda paid NeurogesX approximately $7,499,000 and will pay up to an additional $5,000,000 of post-closing milestone payments (“Milestone Payments”), as follows:

•
$2,000,000 upon the approval for sale of an NP-1998 liquid formulation product in the United States for the cutaneous treatment of painful diabetic neuropathy in humans, if FDA approval is obtained prior to December 31, 2016; and

•
$3,000,000 if net sales of an NP-1998 approved product in Acorda’s territory reach $100,000,000 during the first 12 months that such product is sold in Acorda’s territory, commencing with the first date that such product is commercially available for purchase anywhere in Acorda’s territory. Acorda’s territory consists of all territories worldwide other than those jurisdictions covered by the Astellas Agreement, which generally comprise countries in Europe, Africa and the Middle East (the “Astellas Territory”).

There is no assurance that any of the conditions for the Milestone Payments will be met.

NOTE 2. Basis of Presentation

These Unaudited Pro Forma Financial Statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (which is referred to as “ASC”) 805, Business Combinations, and use the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Acorda is considered to be the acquirer. ASC 805 requires, among other things, that identifiable assets acquired be recognized at their fair values as of the acquisition date. The pro forma adjustments reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements are based on Acorda’s preliminary evaluation and review of the assets acquired. Upon finalization of the valuation, the components and allocation of the purchase price may change as those evaluations and reviews are completed.

Under ASC 805, transaction-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total estimated transaction-related transaction costs, including advisory, legal, regulatory and valuation costs and expected to be incurred by Acorda are as follows (in thousands):

Legal	$886
Accounting	75
Total transaction costs	961
Expensed as of June 30, 2013	(988)
Credit received after June 30, 2013	$(27)

Transaction costs to be incurred by Acorda are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as an increase in accumulated deficit and unpaid costs are reflected as an increase in accrued liabilities. All transaction costs have been excluded from the Unaudited Pro Forma Condensed Combined Statement of Operations as they are non-recurring in nature.

There were no transactions between Acorda and NeurogesX that need to be eliminated.

NOTE 3. Estimate of Assets to be Acquired

The allocation of the preliminary purchase price to the fair values of assets acquired reflects the estimated fair values of NeurogesX’s assets as of the acquisition date. The final allocation of the purchase price could differ materially from the preliminary allocation used for the pro forma financial statements.

The following is a preliminary allocation of the purchase price as of June 30, 2013 (in thousands):

Inventory	$90
Equipment	173
Identifiable Intangible assets:
Developed technology - Qutenza	450
In process research and development - NP-1998	6,991
Fair value of acquired assets	7,704
Aggregate purchase price	7,704
Goodwill	$-

NOTE 4. Consideration Paid for the Acquisition of NeurogesX

The following represents the consideration paid for the acquisition of NeurogesX (in thousands):

Cash paid to NeurogesX shareholders and its creditors	$7,499
Fair value of contingent liabilities	205	A
Fair value of consideration transferred	$7,704

A.	The fair value of the contingent liabilities related to the milestone payments was estimated using a Monte Carlo simulation approach.

NOTE 5. Pro Forma Adjustments

Adjustments included in the columns under the heading “Pro Forma Adjustments” represent the following:

(a)	To adjust cash for amounts paid to NeurogesX and its creditors totaling approximately $7,499,000.

(b)	To adjust acquired inventory as a result of acquisition accounting as follows (in thousands):

	Historical Carrying Value	Fair Value	Adjustment
Inventory	$67	$90	$23

(c)	To adjust property and equipment as a result of acquisition accounting as follows (in thousands):

	Historical Carrying Value	Fair Value	Adjustment	Estimated Life
Equipment	$110	$173	$63	7 years

(d)	Goodwill is calculated as the excess of the purchase price consideration transferred over the fair value of the underlying assets acquired. There was no goodwill as a result of the acquisition.

(e)
As of the acquisition date, identifiable intangible assets, were measured at fair value primarily using various “income approaches,” which required a forecast of expected future cash flows, for the use of a multi-period excess earnings method. Intangible assets primarily relate to developed technology for Qutenza® and in process research and development related to NP-1998.

To record the difference between the preliminary fair value of intangible assets and the historical carrying value of NeurogesX’s intangible assets as follows (in thousands):

	Historical Carrying Value	Fair Value	Adjustment	Estimated Life
Developed technology - Qutenza®	$-	$450	$450	4 years
In process research and development - NP-1998	-	6,991	6,991	Indefinite
Total intangible assets	$-	$7,441	$7,441

(f)	To record estimated transaction costs of Acorda for advisory, legal, regulatory and valuation costs totaling approximately $27,000.

(g)
The Acorda transaction costs are required to be expensed in accordance with ASC 805. Accordingly, the Unaudited Pro Forma Condensed Combined Balance Sheet reflects an increase of retained earnings of approximately $17,000 ($27,000 net of income taxes of $10,000).

(h)	To record the estimated fair value of the contingent liability related to the potential milestone payments totaling approximately $205,000.

(i)	To eliminate the equity associated with assets acquired totaling $177,000.

(j)
To eliminate the collaborative revenue related to the Astellas arrangement covering the EU territories which Acorda did not acquire, totaling approximately $8,830,000 for the year ended December 31, 2012 and $4,638,000 for the six months ended June 30, 2013.

(k)
Equipment will be depreciated over an estimated useful life of 7 years. The remaining useful life was estimated based on the useful life for similar assets adjusted for the estimated age of NeurogesX’s equipment.

Acquired developed technology (Qutenza®) currently in service is assumed to be amortized over an assumed estimated remaining useful life of approximately four years. However, the Company has not completed its analysis of the estimated useful life of Qutenza®. Any change in the estimated useful life of Qutenza® would have a corresponding effect on the valuation of Qutenza®. Such analysis is expected to be finalized in the third quarter of 2013, but in no event later than one year following the acquisition date.

NP-1998 has not yet received FDA approval and has not been placed into production.

To adjust depreciation and amortization expense as follows for the year ended December 31, 2012 and for the six months ended June 30, 2013 (in thousands):

	Year ended December 31, 2012	Six months ended June 30, 2013
Amortization expense for Qutenza®	$129	$64
Depreciation of acquired equipment	25	12
Total change in depreciation and amortization	$154	$76

The preliminary estimated useful lives and fair value of equipment acquired were determined in accordance with procedures described above. With other assumptions held constant, a 10% increase in the fair value adjustment for equipment and intangible assets as calculated would increase annual pro forma depreciation and amortization expense by approximately $2,000 and $13,000, respectively. With other assumptions held constant, a decrease of one year in the estimated remaining average useful lives of equipment and intangible assets acquired would increase pro forma depreciation and amortization expense by approximately $4,000 and $32,000, respectively.

(l)	To expense the acquired inventory of approximately $90,000 expected to be sold within three months.

(m)	To eliminate non-recurring transaction costs incurred during the six months ended June 30, 2013 as follows (in thousands):

Acorda	$988
NeurogesX	749
Costs incurred during the six months ended June 30, 2013	$1,737

(n)
To record the income tax benefit of the adjustments to the pro forma condensed combined statements of operations and adjusting for limitations of deductibility at Acorda’s statutory tax rate (including state income taxes) of approximately 38.5%.

(o)
To adjust the income tax benefit of the initial earnings of NeurogesX to the pro forma condensed combined statements of operations and adjusting for limitations of deductibility at Acorda’s statutory tax rate (including state income taxes) of approximately 38.5%.